Registration No. 333-258987

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3ASR

REGISTRATION STATEMENT

NO. 333-258987

UNDER

THE SECURITIES ACT OF 1933

GAN Limited

(Exact name of Registrant as specified in its charter)

Bermuda	Not Applicable
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10845 Griffith Peak Drive, Suite 200

Las Vegas, Nevada 89135

(833) 565-0550

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Seamus McGill

Chief Executive Officer

GAN Limited

10845 Griffith Peak Drive, Suite 200

Las Vegas, Nevada 89135

(833) 565-0550

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jeffrey H. Kuras
Honigman LLP

2290 First National Building

660 Woodward Avenue
Detroit, MI
Telephone: (313) 465-7446

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3ASR (the “Registration Statement”) filed by GAN Limited (“GAN” or the “Company”) with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement No. 333-2258987, pertaining to the registration of (i) an indeterminate amount and number of ordinary shares, preferred shares, depositary shares, warrants, subscription rights, purchase contracts or units, in one or more offerings and in any combination thereof.

On May 27, 2025, pursuant to the terms of the Agreement and Plan of Merger dated as of November 7, 2023 (as amended, the “Merger Agreement”) with SEGA SAMMY CREATION INC., a Japanese corporation (“SEGA SAMMY CREATION”), and Arc Bermuda Limited, a Bermuda exempted company limited by shares and a wholly-owned subsidiary of SEGA SAMMY CREATION (“Merger Sub”), SEGA SAMMY CREATION completed its acquisition of the Company through the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement.

As a result of the Merger, the Company has terminated all offerings and sales of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but remaining unsold under the Registration Statement as of the date hereof, and hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 28, 2025.

GAN Limited

By:	/s/ Seamus McGill
Name:	Seamus McGill
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933.